Exhibit 99.(14)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Prudential World Fund, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-135637) on Form N-14 of Prudential World Fund, Inc. – Dryden International Equity Fund of our reports dated December 23, 2005, with respect to the statements of assets and liabilities, including the portfolios of investments, of the Strategic Partners International Value Fund and Jennison Global Growth Fund, and of our report dated December 29, 2005, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Dryden International Equity Fund (all a series of Prudential World Fund, Inc., hereafter referred to as the “Funds”) as of October 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings” in this registration statement on Form N-14.

KPMG LLP

New York, New York

September 21, 2006